Management's Discussion and Analysis

Results of Consolidated Operations
2001 Compared with 2000

Net income for 2001 was $639.1 million, compared with $542.0 million in 2000, an increase of 18%. Diluted earnings per share was $5.93 for 2001 compared with $5.05 in 2000. Included in diluted earnings per share for 2001 was $0.23 for realized gains. The 2000 earnings per share included $0.01 for realized gains and a $0.14 charge for the RESPA settlement made in the fourth quarter of 2000. See "Other Matters" below. Earnings per share excluding amounts for realized gains in 2000 and 2001 and excluding the RESPA settlement in 2000 was $5.70 for 2001, compared to $5.18 for 2000, an increase of 10%. Earnings per share excluding amounts for realized gains increased 15% during the first half of 2001 compared to 2000, and earnings per share excluding amounts for realized gains and the RESPA settlement increased 5% during the second half of 2001 compared to the second half of 2000. As used in this report, the term "Company" means the Company and its consolidated subsidiaries, which do not include joint ventures in which the Company has an equity interest.

Total revenues for 2001 were $1,357.8 million, an increase of 22% from the $1,110.3 million for 2000. This increase was primarily attributable to an increase in new business writings, which included $25.7 billion of bulk transactions. Also contributing to the increase in revenues was an increase in investment income resulting from strong cash flows and increases in realized gains and other revenue. See below for a further discussion of premiums, investment income and other revenue.

Losses and expenses for 2001 were $425.9 million, an increase of 32% from $321.5 million for the same period of 2000. The increase from last year can be attributed to an increase in losses related to an increase in notice inventories and an increase in expenses related to increases in insured volume and in contract underwriting. See below for a further discussion of losses incurred and underwriting expenses.

The amount of new primary insurance written by Mortgage Guaranty Insurance Corporation ("MGIC") during 2001 was $86.1 billion, compared with $41.5 billion in 2000. Refinancing activity increased to 42% of new primary insurance written in 2001 on a flow basis (or $25.1 billion), compared to 13% in 2000 (or $4.6 billion) as a result of the decreasing mortgage interest rate environment in 2001. New primary insurance written in bulk transactions increased to 30% of new primary insurance written in 2001 compared to 17% in 2000, reflecting the increasing use of mortgage insurance in certain mortgage securitizations and MGIC's share of this market. A portion of the loans insured in bulk transactions are refinance loans.

The $86.1 billion of new primary insurance written during 2001 was offset by the cancellation of $62.4 billion of insurance in force, and resulted in a net increase of $23.7 billion in primary insurance in force, compared to new primary insurance written of $41.5 billion, cancellation of $28.9 billion, and a net increase of $12.6 billion in insurance in force during 2000. Direct primary insurance in force was $183.9 billion at December 31, 2001, compared to $160.2 billion at December 31, 2000.

In addition to providing direct primary insurance coverage, the Company also insures pools of mortgage loans. New pool risk written during 2001 and 2000, which was virtually all agency pool insurance, was $411.7 million and $345.5 million, respectively. The Company's direct pool risk in force at December 31, 2001 was $2.0 billion compared to $1.7 billion at December 31, 2000.

Cancellation activity has historically been affected by the level of mortgage interest rates, with cancellations generally moving inversely to the change in the direction of interest rates. Cancellations increased during 2001 compared to the cancellation levels of 2000 principally due to the lower mortgage interest rate environment which resulted in a decrease in the MGIC persistency rate (percentage of insurance remaining in force from one year prior) to 61.0% at December 31, 2001, from 80.4% at December 31, 2000. Future cancellation activity could also be somewhat higher than it otherwise would have been as a result of legislation that went into effect in July 1999 regarding cancellation of mortgage insurance. Cancellation activity could also increase as more of the Company's bulk loans season. The Company anticipates that the bulk loans will have

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materially lower persistency than the Company's flow business.

New insurance written for bulk transactions was $25.7 billion during 2001 compared to $7.0 billion for 2000 and $2.2 billion for 1999. The Company does not anticipate that the level of growth in the bulk business during the last three years will continue in 2002. The Company expects that the loans that are included in bulk transactions will have delinquency and claim rates in excess of those on the Company's flow business. While the Company believes it has priced its bulk business to generate acceptable returns, there can be no assurance that the assumptions underlying the premium rates adequately address the risk and persistency of this business.

Net premiums written increased 17% to $1,036.4 million in 2001, from $887.4 million in 2000. Net premiums earned increased 17% to $1,042.3 million in 2001, from $890.1 million in 2000. The increases were primarily a result of the growth in insurance in force and a higher percentage of renewal premiums on products with higher premium rates offset in part by an increase in ceded premiums to $65.3 million in 2001, compared to $52.9 million in 2000, primarily due to an increase in captive mortgage reinsurance.

Mortgages (newly insured during 2001 or 2000) equal to approximately 27% of MGIC's new insurance written during 2001 were subject to captive mortgage reinsurance and similar arrangements compared to 33% during 2000. Such arrangements entered into during a reporting period customarily include loans newly insured in a prior reporting period. As a result, the percentages cited above would be lower if only the current reporting period's newly insured mortgages subject to such arrangements were included. At December 31, 2001 approximately 24% of MGIC's risk in force was subject to captive reinsurance and similar arrangements compared to 21% at December 31, 2000. The amount of premiums ceded under captive mortgage reinsurance arrangements and the amount of risk in force subject to such arrangements are expected to continue to increase.

Investment income for 2001 was $204.4 million, an increase of 14% over the $178.5 million in 2000. This increase was primarily the result of an increase in the amortized cost of average investment assets to $3.7 billion for 2001, from $3.1 billion for 2000, an increase of 18%. The portfolio's average pre-tax investment yield was 5.4% and 6.0% at December 31, 2001 and 2000, respectively. The portfolio's average after-tax investment yield was 4.6% and 4.9% at December 31, 2001 and 2000, respectively. The Company realized gains of $37.4 million during 2001 compared to $1.4 million in 2000, resulting primarily from the sale of corporate and taxable municipal securities.

Other revenue, which is composed of various components, was $73.8 million in 2001, compared with $40.3 million in 2000. The increase is primarily the result of an increase in contract underwriting revenue and increases in equity earnings from Credit-Based Asset Servicing and Securitization LLC ("C-BASS") and Sherman Financial Group LLC, ("Sherman"), joint ventures with Radian Group Inc. ("Radian").

C-BASS engages in the acquisition and resolution of delinquent single-family residential mortgage loans ("mortgage loans"). C-BASS also purchases and sells mortgage-backed securities ("mortgage securities"), interests in real estate mortgage investment conduit residuals and performs mortgage loan servicing. In addition, C-BASS issues mortgage-backed debt securities collateralized by mortgage loans and mortgage securities. C-BASS's results of operations are affected by the timing of these securitization transactions. Substantially all of C-BASS's mortgage-related assets do not have readily ascertainable market values and as a result their value for financial statement purposes is estimated by the management of C-BASS. This valuation is made by C-BASS management in connection with each release of financial statements. In the case of assets that are residual interests in securitizations, these estimates reflect the net present value of the future cash flows from these assets, which in turn depend on, among other things, estimates of the level of losses on the underlying mortgages and prepayment activity by the mortgage borrowers. Market value adjustments could impact C-BASS's results of operations and the Company's share of those results.

Total combined assets of C-BASS at December 31, 2001 and 2000 were approximately $1.3 billion and

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$1.0 billion, respectively, of which approximately $1,071 million and $867 million, respectively, were mortgage-related assets, including open trades. Total liabilities at December 31, 2001 and 2000 were approximately $981 million and $765 million, respectively, of which approximately $938 million and $746 million, respectively, were funding arrangements, including accrued interest, virtually all of which were short-term. For the years ended December 31, 2001 and 2000, revenues of approximately $216 million and $153 million, respectively, and expenses of approximately $130 million and $97 million, respectively, resulted in income before tax of approximately $86 million and $56 million, respectively.

Sherman is engaged in the business of purchasing, servicing and securitizing delinquent unsecured consumer assets such as credit card loans and Chapter 13 bankruptcy debt. A substantial portion of Sherman's consolidated assets are investments in receivable portfolios that do not have readily ascertainable market values. Initially the portfolios are valued at cost. Subsequently their value for financial statement purposes is estimated by the management of Sherman based on the estimated future cash flow from the portfolios. The assets are valued by Sherman's management each time financial statements are released. Market value adjustments could impact Sherman's results of operations and the Company's share of those results.

Because C-BASS and Sherman are accounted for by the equity method, they are not consolidated with the Company and their assets and liabilities do not appear in the Company's balance sheet. The "investments in joint ventures" item in the Company's balance sheet reflects the amount of capital contributed by the Company to the joint ventures plus the Company's share of their net income (or minus its share of their net loss) and minus capital distributed to the Company by the joint ventures.

As discussed in "Note 2 -- Loss Reserves" to the Company's consolidated financial statements, consistent with industry practice, loss reserves for future claims are established only for loans that are currently delinquent. (The terms "delinquent" and "default" are used interchangeably by the Company.) Loss reserves are established by management's estimating the number of loans in the Company's inventory of delinquent loans that will not cure their delinquency (historically, a substantial majority of delinquent loans have cured), which is referred to as the claim rate, and further estimating the amount that the Company will pay in claims on the loans that do not cure, which is referred to as claim severity. Estimation of losses that the Company will pay in the future is inherently judgmental. The conditions that affect the claim rate and claim severity include the current and future state of the domestic economy and the current and future strength of local housing markets.

Net losses incurred increased 75% to $160.8 million in 2001, from $91.7 million in 2000. The increase was due to an increase in the primary notice inventory related to bulk default activity, which in turn was the result of the higher volume of bulk business; the maturation of the relatively large 1998 and 1999 books of business which had entered their peak delinquency periods; and defaults arising from the early development of the 2000 book of business. The primary insurance notice inventory increased from 37,422 at December 31, 2000 to 54,653 at December 31, 2001 and pool notice inventory increased from 18,209 at December 31, 2000 to 23,623 at December 31, 2001. Included in the notice inventory was the bulk notice inventory of 18,460 at December 31, 2001 and 7,533 at December 31, 2000. The default rate at December 31, 2001 was 3.46% compared to 2.58% at December 31, 2000. Excluding bulk defaults, the default rates were 2.65% and 2.19% at December 31, 2001 and 2000, respectively. The default rate on bulk loans were 8.59% and 9.02% at December 31, 2001 and 2000, respectively. The Company does not view the decline in the bulk loan default rate as meaningful and expects that each of the default rates reported above will increase in the future. The average claim paid for 2001 was $18,607 compared to $18,977 in 2000. The redundancy in loss reserves in 2001 of $212.1 million was relatively consistent with 2000's redundancy of $229.0 million. Loss reserves are redundant when the estimate of the losses that would be paid in the future on loans in the default inventory at the end of the prior year exceeds the losses that were paid on those loans during the subsequent year, and are deficient when the losses paid during the subsequent year exceed the estimate. See "Note 6 -- Loss six
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Reserves" to the Company's consolidated financial statements.

At December 31, 2001, 69% of the primary insurance in force was written during the last three years, compared to 67% at December 31, 2000. Based on all of the loans in the Company's insurance in force, the highest claim frequency years have typically been the third through fifth years after the year of loan origination. However, the pattern of claims frequency for refinance loans may be different from this historical pattern and the Company expects the period of highest claims frequency on bulk transaction loans will occur earlier than in this historical pattern.

Underwriting and other expenses increased to $234.5 million in 2001 from $177.8 million in 2000, an increase of 32%. The increase can be attributed to increases in both insurance and non-insurance expenses related to increased volume and contract underwriting.

Interest expense in 2001 increased to $30.6 million from $28.8 million in 2000 due to slightly higher weighted average interest rates in 2001 compared to 2000, and higher weighted average balances.

The consolidated insurance operations loss ratio was 15.4% for 2001 compared to 10.3% for 2000. The consolidated insurance operations expense and combined ratios were 16.5% and 31.9%, respectively, for 2001 compared to 16.4% and 26.7%, respectively, for 2000.

The effective tax rate was 31.4% in 2001, compared with 31.3% in 2000. During both years, the effective tax rate was below the statutory rate of 35%, reflecting the benefits of tax-preferenced investment income. The higher effective tax rate in 2001 resulted from a lower percentage of total income before tax being generated from tax-preferenced investments in 2001.

Other Matters

In June 2001, the Federal District Court for the Southern District of Georgia, before which Downey et. al. v. MGIC was pending, issued a final order approving a settlement agreement and certified a nationwide class of borrowers. In the fourth quarter of 2000, the Company recorded a $23.2 million charge to cover the estimated costs of the settlement, including payments to borrowers. Due to appeals of related orders denying certain class members the right to intervene to challenge certain aspects of the settlement in Downey and two related cases, payments to borrowers in the settlement are delayed pending the outcome of the appeals. The settlement includes an injunction that prohibits certain practices and specifies the basis on which agency pool insurance, captive mortgage reinsurance, contract underwriting and other products may be provided in compliance with the Real Estate Settlement Procedures Act, which is known as RESPA. There can be no assurance that the standards established by the injunction will be determinative of compliance with RESPA were additional litigation to be brought in the future.

The complaint in the case alleges that MGIC violated the Real Estate Settlement Procedures Act by providing agency pool insurance, captive mortgage reinsurance, contract underwriting and other products that were not properly priced, in return for the referral of mortgage insurance. The complaint seeks damages of three times the amount of the mortgage insurance premiums that have been paid and that will be paid at the time of judgment for the mortgage insurance found to be involved in a violation of the Real Estate Settlement Procedures Act. The complaint also seeks injunctive relief, including prohibiting MGIC from receiving future premium payments. If the settlement is not fully implemented, the litigation will continue. In these circumstances, there can be no assurance that the ultimate outcome of the litigation will not materially affect the Company's financial position or results of operations.

In the third quarter of 2001, the Office of Federal Housing Enterprise Oversight ("OFHEO") adopted a risk-based capital stress test for the GSEs. One of the elements of the stress test is that future claim payments made by a private mortgage insurer on GSE loans are reduced below the amount provided by the mortgage insurance policy to reflect the risk that the insurer will fail to pay. Claim payments from an insurer whose claims-paying ability rating is `AAA' were subject to a 5% reduction over the 10-year period of the stress test, while claim payments from a `AA' rated insurer, such as seven
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MGIC, were subject to a 15% reduction. In February 2002, OFHEO adopted amendments to the stress test that reduced the differential between `AAA' and `AA' rated mortgage insurers to 5.25%. The effect of the differentiation among insurers is to require the GSEs to have additional capital for coverage on loans provided by a private mortgage insurer whose claims-paying rating is less than `AAA.' As a result, there is an incentive for the GSEs to use private mortgage insurance provided by a `AAA' rated insurer.

2000 Compared with 1999

Net income for 2000 was $542.0 million, compared with $470.2 million in 1999, an increase of 15%. Diluted earnings per share was $5.05 for 2000 compared with $4.30 in 1999. Included in diluted earnings per share for 2000 were a $0.14 charge for the RESPA settlement agreement and $0.01 for realized gains. The 1999 earnings per share included $0.02 for realized gains and $0.10 for loss reserve reductions made in the fourth quarter of 1999. Excluding the aforementioned amounts, earnings per share was $5.18 for 2000, compared to $4.18 for 1999, an increase of 24%.

Total revenues for 2000 were $1,110.3 million, an increase of 11% from the $996.8 million for 1999. This increase was primarily attributed to an improvement in persistency, which generated an increase in renewal premiums. Also contributing to the increase in revenues was an increase in investment income resulting from strong cash flows. See below for a further discussion of premiums and investment income.

Losses and expenses for 2000 were $321.5 million, an increase of 2% from $315.7 million for the same period of 1999. The increase was primarily attributed to the RESPA settlement, offset by a decline in underwriting expenses resulting from a decline in contract underwriting activity and an increase in deferred insurance policy acquisition costs.

The amount of new primary insurance written by MGIC during 2000 was $41.5 billion, compared with $47.0 billion in 1999. Refinancing activity decreased to 13% of new primary insurance written in 2000, compared to 25% in 1999 as a result of the increasing mortgage interest rate environment of the second half of 1999 and in 2000. New insurance written for bulk transactions was 17% of new insurance written during 2000 compared to 5% for 1999.

The $41.5 billion of new primary insurance written during 2000 was offset by the cancellation of $28.9 billion of insurance in force, and resulted in a net increase of $12.6 billion in primary insurance in force, compared to new primary insurance written of $47.0 billion, cancellation of $37.4 billion, and a net increase of $9.6 billion in insurance in force during 1999. Direct primary insurance in force was $160.2 billion at December 31, 2000, compared to $147.6 billion at December 31, 1999.

New pool risk written during 2000 and 1999, which was virtually all agency pool insurance, was $345.5 million and $563.8 million, respectively. The Company's direct pool risk in force at December 31, 2000 was $1.7 billion compared to $1.6 billion at December 31, 1999.

Cancellations decreased during 2000 due to increasing mortgage interest rates which resulted in an increase in the MGIC persistency rate (percentage of insurance remaining in force from one year prior) to 80.4% at December 31, 2000, from 72.9% at December 31, 1999.

Net premiums written increased 12% to $887.4 million in 2000, from $792.3 million in 1999. Net premiums earned increased 12% to $890.1 million in 2000, from $792.6 million in 1999. The increases were primarily a result of a higher percentage of renewal premiums on products with higher premium rates and the growth in insurance in force offset by an increase in ceded premiums to $52.9 million in 2000, compared to $26.2 million in 1999, primarily due to an increase in captive mortgage reinsurance and similar arrangements.

Mortgages (newly insured during 2000 or 1999) equal to approximately 33% of MGIC's new insurance written during 2000 were subject to captive mortgage reinsurance and similar arrangements compared to 32% during 1999. At December 31, 2000 approximately 21% of MGIC's risk in force was subject to captive reinsurance and similar arrangements compared to 15% at December 31, 1999.

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Investment income for 2000 was $178.5 million, an increase of 17% over the
$153.1 million in 1999. This increase was primarily the result of an increase in the amortized cost of average investment assets to $3.1 billion for 2000, from $2.7 billion for 1999, an increase of 13%. The portfolio's average pre-tax investment yield was 6.0% and 5.6% at December 31, 2000 and 1999, respectively. The portfolio's average after-tax investment yield was 4.9% in 2000 and 1999. The Company realized gains of $1.4 million during 2000 compared to $3.4 million in 1999.

Other revenue was $40.3 million in 2000, compared with $47.7 million in 1999. The change is primarily the result of decreases in contract underwriting and FHA fee revenue (a contract with the FHA was completed in 1999) and an increase in equity losses for Customers Forever LLC, a joint venture with Marshall & Ilsley Corporation, which were offset by increases in equity earnings from C-BASS and Sherman.

Total combined assets of C-BASS at December 31, 2000 and 1999 were approximately $1.0 billion and $934 million, respectively, of which approximately $867 million and $773 million, respectively, were mortgage-related assets, including open trades. Total liabilities at December 31, 2000 and 1999 were approximately $765 million and $744 million, respectively, of which approximately $746 million and $617 million, respectively, were funding arrangements, including accrued interest, virtually all of which were short-term. For the years ended December 31, 2000 and 1999, revenues of approximately $153 million and $112 million, respectively, and expenses of approximately $97 million and $72 million, respectively, resulted in income before tax of approximately $56 million and $40 million, respectively.

Net losses incurred decreased 6% to $91.7 million in 2000, from $97.2 million in 1999. Such decrease was primarily due to generally strong economic conditions, including in California, and a related decline in losses paid which led the Company to reduce its estimate of the claim rate and the severity (the "reserve factors") for loans in the primary and pool notices inventory. Partially offsetting the reduction in reserve factors was an increase in the primary insurance notice inventory from 29,761 at December 31, 1999 to 37,422 at December 31, 2000, primarily reflecting an increase in notices related to bulk transactions, and an increase in pool insurance notice inventory from 11,638 at December 31, 1999 to 18,209 at December 31, 2000. Included in the notice inventory was the bulk notice inventory of 7,533 at December 31, 2000 and 2,699 at December 31, 1999. The default rate at December 31, 2000 was 2.58% compared to 2.17% at December 31, 1999. Excluding bulk defaults, the default rates were 2.19% and 2.02% for 2000 and 1999, respectively. The default rate on bulk loans were 9.02% and 8.04% at December 31, 2000 and 1999, respectively. The average claim paid for 2000 was $18,977 compared to $19,444 in 1999. The redundancy in loss reserves for 2000 was relatively consistent with that experienced in 1999.

At December 31, 2000, 67% of the primary insurance in force was written during the last three years, compared to 65% at December 31, 1999.

Underwriting and other expenses decreased to $177.8 million in 2000 from $198.1 million in 1999, a decrease of 10%. This decrease was primarily due to decreases in contract underwriting and an increase in deferred insurance policy acquisition costs.

Interest expense in 2000 increased to $28.8 million from $20.4 million in 1999 due to higher weighted average interest rates in 2000 compared to 1999.

The consolidated insurance operations loss ratio was 10.3% for 2000 compared to 12.3% for 1999. The consolidated insurance operations expense and combined ratios were 16.4% and 26.7%, respectively, for 2000 compared to 19.7% and 32.0%, respectively, for 1999.

The effective tax rate was 31.3% in 2000, compared with 31.0% in 1999. During both years, the effective tax rate was below the statutory rate of 35%, reflecting the benefits of tax-preferenced investment income. The higher effective tax rate in 2000 resulted from a lower percentage of total income before tax being generated from tax-preferenced investments in 2000.

                                      nine
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Financial Condition

Consolidated total investments increased approximately $597 million to $4.1 billion at December 31, 2001 from $3.5 billion at December 31, 2000, primarily due to positive net cash flow offset by unrealized losses on securities marked to market of $33 million. The Company generated consolidated cash flows from operating activities of $626.1 million during 2001, compared to $551.0 million generated during 2000. The increase in operating cash flows during 2001 compared to 2000 is due primarily to increases in new business renewal premiums, investment income and other revenue (which includes contract underwriting revenue).

As of December 31, 2001, the Company had $160.0 million of short-term investments with maturities of 90 days or less, and 72% of the portfolio was invested in tax-preferenced securities. In addition, at December 31, 2001, based on book value, the Company's fixed income securities were approximately 98% invested in `A' rated and above, readily marketable securities, concentrated in maturities of less than 15 years. At December 31, 2001 the Company had $20.7 million of investments in equity securities compared to $22.0 million at December 31, 2000.

At December 31, 2001, the Company had no derivative financial instruments in its investment portfolio. The Company places its investments in instruments that meet high credit quality standards, as specified in the Company's investment policy guidelines; the policy also limits the amount of credit exposure to any one issue, issuer and type of instrument. At December 31, 2001, the average duration of the Company's investment portfolio was 5.5 years. The effect of a 1% increase/ decrease in market interest rates would result in a 5.5% decrease/ increase in the value of the Company's fixed income portfolio.

The Company's investments in joint ventures increased $22.9 million from $138.8 million at December 31, 2000 to $161.7 million at December 31, 2001 as a result of equity earnings of $28.1 million and additional investments of $15.0 million offset by dividends received of $20.2 million. As discussed under "Results of Consolidated Operations -- 2001 Compared with 2000," the joint ventures are reported on the equity method. Only the Company's investment in the joint ventures appears on the Company's balance sheet.

Consolidated loss reserves increased to $613.7 million at December 31, 2001 from $609.5 million at December 31, 2000, reflecting increases in the primary and pool insurance notice inventories. Consistent with industry practices, the Company does not establish loss reserves for future claims on insured loans which are not currently in default. For additional discussion of loss reserves, see "Results of Consolidated Operations -- 2001 Compared with 2000."

Consolidated unearned premiums decreased $6.2 million from $180.7 million at December 31, 2000, to $174.5 million at December 31, 2001, primarily reflecting the continued high level of monthly premium policies written for which there is no unearned premium.

Consolidated shareholders' equity increased to $3.0 billion at December 31, 2001, from $2.5 billion at December 31, 2000, an increase of 23%. This increase consisted of $639.1 million of net income during 2001 and $29.5 million from the reissuance of treasury stock offset by unrealized losses on investments, net of tax, of $21.3 million, unrealized losses on derivatives, net of tax, of $7.8 million, the repurchase of $73.5 million of outstanding common shares and dividends declared of $10.7 million.

Liquidity and Capital Resources

The Company's consolidated sources of funds consist primarily of premiums written and investment income. Funds are applied primarily to the payment of claims and expenses. Approximately 70% of underwriting expenses are personnel-related costs, most of which are considered by the Company to be fixed costs over the short term. Approximately 5% of operating expenses relate to occupancy costs, which are fixed costs. Substantially all of the remaining operating expenses are considered by the Company to be variable in nature, with data processing costs and taxes, licenses and fees representing approximately 3% and 9%, respectively, of total operating expenses. The Company generated positive operating cash flows of approximately $626.1 million, $551.0 million and $455.0 million in ten
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2001, 2000 and 1999, respectively, as shown on the Consolidated Statement of
Cash Flows. Positive cash flows are invested pending future payments of claims and other expenses. Cash-flow shortfalls, if any, at the Company's insurance subsidiaries could be funded through sales of short-term investments and other investment portfolio securities. Substantially all of the investment portfolio securities are held by the Company's insurance subsidiaries.

During the first quarter of 2001, the Company established a $200 million commercial paper program, which was rated `A-1' by Standard and Poors ("S&P") and `P-1' by Moody's. At December 31, 2001, the Company had $172.1 million in commercial paper outstanding with a weighted average interest rate of 1.91%. S&P affirmed the `A-1' rating in February 2002. If the Company's commercial paper rating were to fall below `A-1' or `P-1,' the Company would likely have difficulty selling commercial paper and any commercial paper that could be sold would require an interest rate in excess of the `A-1/P-1' rating.

The Company has credit facilities under which $200 million was available at December 31, 2001, with $100 million expiring in 2003 and $100 million expiring in 2004. Under the terms of the credit facilities, the Company must maintain shareholders' equity of at least $1 billion and MGIC must maintain a claims paying ability rating of `AA-` or better with S&P. At December 31, 2001, the Company had shareholders' equity of $3.02 billion and MGIC had a claims paying ability rating of `AA+' from S&P. (S&P affirmed the `AA+' rating in February 2002.) These facilities are currently being used as liquidity back up facilities for the outstanding commercial paper. The remaining credit available under these facilities after reduction for the amount necessary to support the commercial paper was $27.9 million at December 31, 2001. The Company had $98 million outstanding under the credit facility at December 31, 2000.

In June of 2000, the Company filed a $500 million public debt shelf registration statement. During the fourth quarter of 2000, the Company issued, in public offerings, $300 million, 71/2% Senior Notes due in 2005. The notes are unsecured and were rated `A1' by Moody's and `A+' by S&P. The Company had Senior Notes outstanding of $300 million at December 31, 2001 and 2000.

The proceeds of the commercial paper and the Senior Notes were used to fund the repurchase of Common Stock. In January 2002, the Company announced a new share repurchase program covering up to 5.5 million shares in addition to the 800,000 shares remaining from the prior repurchase program. Funds for shares to be purchased in the future are expected to be provided from a combination of internally generated funds and borrowings. From mid-1997 until the end of 2001, the Company repurchased 15.0 million shares of Common Stock at a cost of $775.5 million.

The commercial paper, back-up credit facilities and the Senior Notes are obligations of the Company and not of its subsidiaries. The Company is a holding company and the payment of dividends from its insurance subsidiaries is restricted by insurance regulation. MGIC is the principal source of dividend-paying capacity. As a result of a $150 million dividend paid to the Company by MGIC in February 2002, MGIC may not pay additional dividends until February 2003 without the approval of the Office of the Commissioner of Insurance of the State of Wisconsin.

Interest payments on all long-term debt were $26.9 million, $25.5 million and $22.0 million for the years ended December 31, 2001, 2000 and 1999, respectively. At December 31, 2001, the market value of the long-term debt is $492.6 million. The commercial paper is classified as short-term debt.

The Company uses interest rate swaps to hedge interest rate exposure associated with its short- and long-term debt. During 1999, the Company utilized three interest rate swaps, each with a notional amount of $100 million, to reduce and manage interest rate risk on a portion of the variable rate debt under the credit facilities. The notional amount of $100 million represents the stated principal balance used for calculating payments. The Company received and paid amounts based on rates that were both fixed and variable. Earnings on the swaps during 1999, of approximately $3.8 million, were netted against interest expense.

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In 2000, two of the swaps were amended and designated as fair-value hedges which qualified for short-cut accounting. The Company paid an interest rate based on LIBOR and received a fixed rate of 7.5% to hedge the 5-year Senior Notes issued in the fourth quarter of 2000. These swaps were terminated in September 2001.
The gain on termination is being amortized over the remaining life of the underlying debt. The remaining swap was also amended during 2000 and designated as a cash flow hedge. Under the terms of the swap contract, the Company pays a fixed rate of 6.79% and receives an interest rate based on LIBOR. The swap has an expiration date coinciding with the maturity of the credit facilities and is designated as a hedge. Gains or losses arising from the amendment or termination of interest rate swaps are deferred and amortized to interest expense over the life of the hedged items. Earnings on the swaps during 2000 of approximately
$0.3 million were netted against interest expense. Expenses on the swaps during 2001, of approximately $3.7 million, were included in interest expense. The swap outstanding at December 31, 2001 is evaluated quarterly using regression analysis with any ineffectiveness being recorded as an expense. To date this evaluation has not resulted in any hedge ineffectiveness. The swaps are subject to credit risk to the extent the counterparty would be unable to discharge its obligations under the swap agreements.

MGIC is the principal insurance subsidiary of the Company. MGIC's risk-to-capital ratio was 9.1:1 at December 31, 2001 compared to 10.6:1 at December 31, 2000. The decrease was due to MGIC's increased policyholders' reserves, partially offset by the net additional risk in force of $2.8 billion, net of reinsurance, during 2001.

The risk-to-capital ratios set forth above have been computed on a statutory basis. However, the methodology used by the rating agencies to assign claims-paying ability ratings permits less leverage than under statutory requirements. As a result, the amount of capital required under statutory regulations may be lower than the capital required for rating agency purposes. In addition to capital adequacy, the rating agencies consider other factors in determining a mortgage insurer's claims-paying rating, including its competitive position, business outlook, management, corporate strategy, and historical and projected operating performance.

For certain material risks of the Company's business, see "Risk Factors" below.

Risk Factors

Our revenues and losses could be affected by the risk factors discussed below. These factors may also cause actual results to differ materially from the results contemplated by forward looking statements that the Company may make. Forward looking statements consist of statements which relate to matters other than historical fact. Among others, statements that include words such as the Company "believes," "anticipates" or "expects," or words of similar import, are forward looking statements.

If the volume of low down payment home mortgage originations declines, the amount of insurance that we write could also decline which could result in declines in our future revenues.

The factors that affect the volume of low down payment mortgage originations include:

o    the level of home mortgage interest rates,

o the health of the domestic economy as well as conditions in regional and local economies,

o    housing affordability,

o    population trends, including the rate of household formation,

o the rate of home price appreciation, which in times of heavy refinancing affects whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

o    government housing policy encouraging loans to first-time homebuyers.

Our new insurance written volume increased 107% in 2001 compared to the same period in 2000. One of the reasons our volume was higher in 2001 was because

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many borrowers refinanced their mortgages during 2001 due to a lower interest rate environment, which also led to lenders canceling insurance that we wrote in the past. While we have not experienced lower volume in recent years other than as a result of declining refinancing activity, one of the risks we face is that substantially higher interests rates will substantially reduce purchase activity by first-time homebuyers and that the decline in cancellations of insurance that in the past have accompanied higher interest rates will not be sufficient to offset the decline in premiums from loans that are not made.

If lenders and investors select alternatives to private mortgage insurance, the amount of insurance that we write could decline, which could result in declines in our future revenues.

These alternatives to private mortgage insurance include:

o lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration,

o    investors holding mortgages in portfolio and self-insuring,

o investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

o lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio (referred to as an 80-10-10 loan) rather than a first mortgage with a 90% loan-to-value ratio.

We believe, that during 2001, lenders and investors were self-insuring and making 80-10-10 loans at about the same percentage as they did over the last several years. Although during 2001 and 2000, the share of the low down payment market held by loans with Federal Housing Administration and Veterans Administration mortgage insurance was lower than in 1999, during three of the prior four years, the Federal Housing Administration and Veterans Administration's collective share of this market increased. Investors are using reduced mortgage insurance coverage on a higher percentage of loans that we insure than they had over the last several years.

Because most of the loans MGIC insures are sold to Fannie Mae and Freddie Mac, changes in their business practices could reduce our revenues or increase our losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

o the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac's charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

o whether Fannie Mae or Freddie Mac influence the mortgage lender's selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

o whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a `AAA' claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

o the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

o the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

o the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

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
Because we participate in an industry that is intensely competitive, changes in our competitors' business practices could reduce our revenues or increase our losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but increasingly with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender's affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated by the lender. The low level of losses that has recently prevailed in the private mortgage insurance industry has encouraged competition to assume default risk through captive reinsurance arrangements, self-insurance, 80-10-10 loans and other means. In 1996, we reinsured under captive reinsurance arrangements virtually none of our primary insurance. At the end of 2001, about 24% of our risk in force was subject to captive reinsurance arrangements. The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. Our top ten customers generated 27.0% of the new primary insurance that we wrote on a flow basis in 1997 compared to 38.4% in 2001.

Our private mortgage insurance competitors include:

o    PMI Mortgage Insurance Company
o    GE Capital Mortgage Insurance Corporation
o    United Guaranty Residential Insurance Company
o    Radian Guaranty Inc.
o    Republic Mortgage Insurance Company
o    Triad Guaranty Insurance Corporation
o    CMG Mortgage Insurance Company

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of MGIC's premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force is an important determinant of revenues. The factors affecting the length of time our insurance remains in force include:

o the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

o mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

While it is difficult to measure the extent of the decline, in recent years, the length of time that our policies remain in force has declined somewhat. Due to this decline, our premium revenues were lower than they would have been if the length had not declined.

If the domestic economy deteriorates, more homeowners may default and our losses may increase.

Losses result from events that reduce a borrower's ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. In recent years, due in part to the strength of the economy, we have had low losses by historical standards. A significant deterioration in economic conditions would probably increase our losses.

Our industry is subject to litigation risk.

In recent years, consumers have brought a growing number of lawsuits against home mortgage lenders and settlement service providers. As of February 2002, seven mortgage insurers, including our MGIC subsidiary, were involved in litigation alleging violations of the Real Estate Settlement Procedures Act. Our MGIC subsidiary and two other mortgage insurers entered into an agreement to settle the cases against them fourteen
in December 2000, and another mortgage insurer entered into a comparable settlement agreement in February 2002. In June 2001, the Court entered a final order approving the settlement to which we and the other two insurers are parties, although due to appeals of orders denying certain class members the right to intervene to challenge certain aspects of this settlement, the final implementation of the settlement will not occur until the appeals are resolved. We took a $23.2 million pre-tax charge in 2000 to cover our share of the estimated costs of our settlement. While our settlement includes an injunction that prohibits certain practices and specifies the basis on which other practices may be done in compliance with the Real Estate Settlement Procedures Act, we may still be subject to future litigation under the Real Estate Settlement Procedures Act.

Because we expect the pace of change in our industry and in home mortgage lending to remain high, we will be disadvantaged unless we are able to respond to new ways of doing business.

We expect the processes involved in home mortgage lending will continue to evolve through greater use of technology. This evolution could effect fundamental changes in the way home mortgages are distributed. Affiliates of lenders who are regulated depositary institutions gained expanded insurance powers under financial modernization legislation and the capital markets may emerge as providers of insurance in competition with traditional insurance companies. These trends and others increase the level of uncertainty in our business, demand rapid response to change and place a premium on innovation.






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